--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(C) or Rule 14a-12

                                  LESCO, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: Not Applicable

     (2) Aggregate number of securities to which transaction applies: Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable

     (4) Proposed maximum aggregate value of transaction: Not Applicable

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: Not Applicable

     (2) Form, Schedule or Registration Statement No.: Not Applicable

     (3) Filing Party: Not Applicable

     (4) Date Filed: Not Applicable

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [LESCO LOGO]

                                  LESCO, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 19, 1999

                                                                  April 15, 1999

TO OUR SHAREHOLDERS:

     The annual meeting of the shareholders of LESCO, Inc., will be held at The Forum Conference and Education Center, at One Cleveland Center, 1375 East 9th Street, in Cleveland, Ohio, on Wednesday, May 19, 1999, at 10:00 a.m., local time, for the following purposes:

          1. To elect eleven directors, each to hold office for a one-year term and until his successor is elected and qualified.

          2. To transact all other business that properly comes before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on April 9, 1999 will be entitled to notice of and to vote at the meeting. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors,
                                          /s/ Patricia W. Pribisko

                                          PATRICIA W. PRIBISKO,
                                          Vice President, General Counsel
                                          and Corporate Secretary

                               TABLE OF CONTENTS

About the Meeting...........................................    1
Election of Directors.......................................    4
Business Experience Of Directors And Nominees...............    5
Executive Compensation......................................    7
Summary Compensation Table..................................    7
Option Grants in Last Fiscal Year...........................    9
Aggregated Option Exercises in Last Fiscal Year and Fiscal
  Year-End Option Value.....................................    9
Report of the Compensation and Governance Committee.........   10
Performance Comparison......................................   13
Security Ownership of Certain Beneficial Owners and
  Management................................................   15
Section 16(a) Beneficial Ownership Reporting Compliance.....   17
Certain Transactions........................................   17
Independent Auditors........................................   17
Other Matters...............................................   17
Directions to the Annual Meeting............................   18

                                  [LESCO LOGO]

                                  LESCO, INC.

                                20005 LAKE ROAD
                            ROCKY RIVER, OHIO 44116

                                PROXY STATEMENT

                                                                  April 15, 1999

     This proxy statement is furnished in connection with the solicitation of proxies to be used at the annual meeting of shareholders of LESCO, Inc., to be held at The Forum Conference and Education Center, at One Cleveland Center, 1375 East 9th Street, in Cleveland, Ohio, on Wednesday, May 19, 1999, at 10:00 a.m., local time, and at any adjournment thereof.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the Company's annual meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of eleven directors. In addition, the Company's management will report on the performance of the Company during fiscal 1998 and respond to questions from shareholders.

WHO IS ENTITLED TO VOTE?

     Only shareholders of record at the close of business on the record date, April 9, 1999, are entitled to receive notice of the annual meeting and to vote the common shares that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

WHO CAN ATTEND THE MEETING?

     All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

     Parking is available at One Cleveland Center, which has entrances to its parking garage on both St. Clair Ave. and Rockwell Ave. Fees for parking will be approximately $8.25.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 8,357,651 common shares of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised either by filing with the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date or by providing us notice in open meeting. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

IS MY VOTE CONFIDENTIAL?

     Yes. Proxy cards, ballots and voting tabulations that identify individual shareholders are confidential. Only the inspectors of election and certain Company employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

WHO WILL COUNT THE VOTE?

     National City Bank, the Company's transfer agent, will tabulate the votes.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommends a vote for election of the nominated slate of directors (see page 4). With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

ELECTION OF DIRECTORS. The eleven nominees who receive the most votes will be elected. The aggregate number of votes cast depends on whether or not cumulative voting is invoked.

HOW IS CUMULATIVE VOTING INVOKED?

     Ohio law states that:

     - If written notice is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than forty-eight hours before the time set for the annual meeting;

     - if the notice states that the shareholder wants cumulative voting for the election of directors; and

     - if the Chairman, Secretary or the shareholder giving the notice, or someone on his behalf, announces at the beginning of the meeting that the notice has been given;

     - then each shareholder will have cumulative voting rights for the election of directors.

HOW ARE DIRECTORS ELECTED IF CUMULATIVE VOTING IS INVOKED?

     If cumulative voting is invoked:

     - Each shareholder may cast an aggregate number of votes in the election of directors and distribute such votes among nominees as the shareholder sees fit. The aggregate number of votes for each shareholder is determined by multiplying the number of nominees to be elected by the number of shares the shareholder holds on the record date.

     - The proxies will cumulate votes and distribute them among the persons nominated by the Board of Directors as the proxies believe will maximize the number of Board nominees elected, unless a shareholder gives specific instructions in the proxy for the proxies to do otherwise.

HOW ARE DIRECTORS ELECTED IF CUMULATIVE VOTING IS NOT INVOKED?

     If cumulative voting is not invoked, each shareholder may cast for each of the eleven nominees up to the number of votes that equals the number of shares held by the shareholder on the record date. Submission of a proxy which withholds authority to vote for a nominee or a broker non-vote has the same effect as failing to vote for a nominee, but does not act as a vote "against" the nominee.

OTHER ITEMS. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. An abstention will have the effect of a negative vote.

WHEN ARE THE 2000 SHAREHOLDER PROPOSALS DUE?

     Shareholders interested in presenting a proposal for consideration at the Company's annual meeting in 2000 must submit the proposal to the Company at 20005 Lake Road, Rocky River, Ohio 44116. Proposals must be received by the Company no later than December 16, 1999.

                             ELECTION OF DIRECTORS

     The Code of Regulations of the Company sets the number of directors at nine but authorizes the Board of Directors to increase or decrease the number of directors by not more than two. The Code of Regulations also authorizes the Board of Directors to fill any vacancy by the affirmative vote of a majority of the directors then in office. In 1999, the Board of Directors increased the number of directors from nine to eleven. Each director elected serves until the next annual meeting and until his successor is elected and qualified.

     The Board of Directors of the Company, through the Nominating Committee, has nominated the eleven persons listed below for election as directors. If any nominee declines or is unable to serve (which the Board of Directors has no reason to expect), the persons named in the accompanying Proxy intend to vote for the balance of those nominees named, and, if they deem it advisable, for a substitute nominee.

     The following table contains information with respect to each nominee:

                                                                             DIRECTOR
                                                                           CONTINUOUSLY
             NAME                 AGE               POSITION                  SINCE
             ----                 ---               --------               ------------
William A. Foley..............    51     Chairman of the Board of              1993
                                         Directors, President and Chief
                                         Executive Officer
Robert F. Burkhardt...........    62     Consultant and Director               1963
Drexel Bunch..................    54     Director                              1995
J. Martin Erbaugh.............    50     Director                              1995
Michael J. FitzGibbon.........    33     Director                              1996
Lee C. Howley.................    51     Director                              1996
Ronald Best...................    63     Director                              1997
Edward F. Crawford............    59     Nominee for Director                    --
Michael E. Gibbons............    47     Nominee for Director                    --
Robert B. Stein, Jr...........    41     Nominee for Director                    --
David L. Swift................    62     Nominee for Director                    --

     William B. Nicol served on the Board of Directors from 1984 until his resignation on September 30, 1995. Following his resignation from the Board, Mr. Nicol became Director Emeritus and attends Board meetings but does not vote.

     F. Leon Herron, Jr. and Stanley M. Fisher retired from the Board on May 13, 1998. Paul H. Carleton resigned from the Board on July 10, 1998. David H. Clark is retiring from the Board and will not stand for re-election as a director at the annual meeting.

HOW OFTEN DID THE BOARD MEET DURING FISCAL 1998?

     During 1998, the Board of Directors of the Company met on eight occasions. No director attended less than 75% of the meetings of the Board of Directors and committees of which he was a member during 1998.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

     The Board has standing Finance, Compensation and Governance and Nominating Committees.

     FINANCE COMMITTEE. The Company has a Finance Committee that reviews, with the Company's independent auditors, the audit plans, the results of the audit engagement and the adequacy of the Company's internal accounting controls. The Finance Committee, which consisted of Ronald Best, Chairman, David H. Clark, J. Martin Erbaugh and Michael J. FitzGibbon, met seven times during 1998.

     COMPENSATION AND GOVERNANCE COMMITTEE. The Company has a Compensation and Governance Committee that determines executive compensation and administers the Company's compensation plans. The Compensation and Governance Committee, which consisted of Drexel Bunch, Chairman, David H. Clark, J. Martin Erbaugh, Michael
J. FitzGibbon and Lee C. Howley, met four times during 1998.

     NOMINATING COMMITTEE. The Company has a Nominating Committee that nominates candidates for election to the Board of Directors and considers suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors. The Nominating Committee which consisted of William A. Foley, Chairman, Ronald Best, Robert F. Burkhardt and Lee C. Howley met one time during 1998.

                 BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES

     William A. Foley joined the Company in July 1993 as President, Chief Executive Officer and a director. He was elected Chairman of the Board of Directors in October 1994. Mr. Foley was President and Chief Executive Officer of Imperial Wallcoverings, Inc., a wallpaper producer and a subsidiary of Collins & Aikman, Inc., from October 1990 until February 1993. From January 1988 to October 1990, Mr. Foley was Vice President and General Manager of The Scotts Company Consumer Business Group, a producer and marketer of turf care products. Mr. Foley was Vice President and General Manager of Rubbermaid Specialty Products Division, a producer of rubber and plastic products, from 1984 to 1988, and was Vice President -- Sales and Marketing for Anchor Hocking Corporation, a producer of glass products, from 1970 to 1984. Mr. Foley is also a director of Alltrista Corporation, a consumer and industrial products manufacturing company, and Libbey, Inc., a producer of glass products.

     Robert F. Burkhardt has served as a consultant to the Company since July 1994 and as a director since 1963. He is a co-founder of the Company and served as Vice Chairman from January 1987 to June 1994. Mr. Burkhardt served as President of the Company from May 1984 to January 1987, and as Vice President from 1963 to May 1984.

     Drexel Bunch has been a director since March 1995. Mr. Bunch has been employed by Nordson Corporation, a producer and marketer of industrial equipment along with software and application technologies, since 1983, where he has been Vice President, Manufacturing, since 1985. Prior to that, Mr. Bunch held the positions of Vice President of Quality and Productivity and Director of Quality Assurance. Prior to joining Nordson Corporation, Mr. Bunch was employed for more than 16 years by the Ford Motor Company. He is a trustee and treasurer of the Westlake (Ohio) Education Foundation and a trustee of the Nordson Corporation Foundation and the Lorain County (Ohio) Chamber of Commerce.

     J. Martin Erbaugh has been a director since March 1995. Mr. Erbaugh is an attorney who has had 17 years of management experience in the lawn care industry as President of Lawnmark, a lawn care company. Currently, he is President of J.M. Erbaugh Co., a private investment firm, President of Coer Inc., a real estate development firm, and President of Homepure LLC, a bottled water company. He is a director of Morgan Fun Shares, Inc., a closed-end investment company, Vice Chairman and a director of Morgan Bank, NA, a national bank. He is Founder, a past President and director of The Professional Lawn Care Association of America. He is a trustee of the Burton D. Morgan Foundation and of the Ohio Police and Friend's Pension and Disability Fund.

     Michael J. FitzGibbon has been a director since March 1996. He is President of Windward Course LLC, a management and consulting firm for nonprofit organizations. Mr. FitzGibbon is a Ph.D. candidate in the Social Policy History Program at Case Western Reserve University. He serves as a trustee of the Diabetes Association of Greater Cleveland (Ohio) and the Westside YMCA.

     Lee C. Howley has been a director since March 1996. Mr. Howley has been President of Micro Medical Devices, Inc., a maker of miniature surgical devices since 1999. Mr. Howley has been a principal in the construction, financing and operation of health care-related real estate and in telecommunications systems. He has served in leadership capacities for a number of civic organizations. From 1994 to 1995, Mr. Howley represented the United States at the United Nations as the Country's Public Delegate, at the request of President

Clinton. Since 1981, Mr. Howley has served as President of Howley & Company, a real estate development and management company; since 1987, he has served as Chairman of Coast Management Company, a real estate management company. He was founder and a general partner of North Coast Cable, Ltd., a cable television company servicing Cleveland, Ohio, from 1981 to 1994. Mr. Howley is a director of the following publicly traded companies: Boykin Lodging Company, a hotel and restaurant management company, International Total Services, a contract service company, and CAPTEC Net Lease Realty, a real estate investment trust company.

     Ronald Best has been a director since March 1997. Since 1995, Mr. Best has been President and Managing Partner of First Marquis International, an equity investor and workout consulting firm located in Toronto, Canada; and Chairman of Eccobox Industries, a beverage processing company located in Richmond Hill, Canada. From 1992 to 1994, Mr. Best was President and Chief Executive Officer of Totes Incorporated, a rainwear manufacturing and distribution company, located in Cincinnati, Ohio. From 1980 to 1991, Mr. Best held several executive positions with Rubbermaid, Inc., a rubber and plastics products manufacturing and distribution company, located in Wooster, Ohio, completing his career at Rubbermaid as Senior Vice President, International and Business Development. Prior to joining Rubbermaid, Mr. Best held several executive positions with G.E. Canada in its Consumer, Industrial and Power Generation Divisions, closing out his career there as Vice President Finance and Strategic Planning (C.A.M.C.O.) and a director of G.E. Capital Canada. He is a director of Milltronics, Inc., a process control company; Moneysworth & Best, a shoe care and repair company; and Battery Technology, Inc., a licensor of rechargeable consumer batteries.

     Edward F. Crawford is a nominee for election as director. Mr. Crawford is employed by Park-Ohio Industries, Inc., a diversified manufacturer and supplier of logistics services which serves a wide variety of industrial markets. He has been a director of Park-Ohio since 1992; Chairman and Chief Executive Officer since 1992; President since 1997; and a former director from 1989 until 1991. Mr. Crawford is also Chairman and Chief Executive Officer of Crawford Group, Inc., a group of manufacturing businesses, and has been since 1964. He is also a director of Continental Global Group, Inc., a public holding company.

     Michael E. Gibbons is a nominee for election as director. Since September 1995, Mr. Gibbons has been Senior Managing Director of Brown, Gibbons, Lang & Company, L.P., an investment banking firm headquartered in Cleveland, Ohio specializing in mergers and acquisitions and private and public financings. Prior to 1995, Mr. Gibbons was the President and Chief Executive Officer of Brown, Gibbons & Company, Inc., an investment-banking firm he founded in 1989 in Cleveland, Ohio. From 1985 to 1989, Mr. Gibbons was President and Chief Executive Officer of Underwood, Neuhaus & Company, an investment and brokerage firm headquartered in Houston, Texas. Prior to 1985, Mr. Gibbons was a Senior Vice President of McDonald and Company Securities, Inc., a Cleveland, Ohio investment banking firm. Mr. Gibbons is a Trustee and Secretary of the Great Lakes Theater Festival and Magnificat High School in Rocky River, Ohio.

     Robert B. Stein, Jr. is a nominee for election as director. Mr. Stein has been employed by Dairy Mart Convenience Stores, Inc., a chain of convenience stores, since 1983, where he has been Chairman and Chief Executive Officer since 1995, President since 1994 and a director since 1992. Prior to 1994, Mr. Stein served in various positions with that company, including Treasurer, General Manager of the Midwest Region and Executive Vice President - Operations and Marketing. Prior to 1983, he was with Coopers & Lybrand, a public accounting firm. Mr. Stein has served on the Boards of Directors of the Ohio Association of Convenience Stores, the Ohio Retail Merchants Association and the American Soap Box Derby.

     David L. Swift is a nominee for election as director. Mr. Swift was Chairman of the Board from 1993 and Chief Executive Officer and President from 1988 of Acme-Cleveland Corporation, a manufacturer of communications, motion control and measurement products, until his retirement in 1996. Prior to 1988, Mr. Swift served in the positions of Vice President, Administration and Vice President, General Counsel. Prior to 1981, he was Manager of Acquisition Planning and Control for Reliance Electric Company, a manufacturer of industrial motors and related products. Mr. Swift is a director of Alltrista Corporation, a consumer and industrial products manufacturing company, Cuno, Inc., a producer of filtration products, and Twin Disc, Inc., a producer of power transmission equipment.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid to the Chief Executive Officer and each of the Company's other named executive officers (the "Named Executive Officers") during or with respect to the fiscal years ended December 1998, 1997 and 1996 for services in all capacities to the Company.

                                                                          LONG-TERM
                                                  ANNUAL             COMPENSATION AWARDS
                                               COMPENSATION      ----------------------------
                                             -----------------    RESTRICTED                       ALL OTHER
                                    FISCAL   SALARY     BONUS    STOCK AWARDS      OPTIONS      COMPENSATION(2)
   NAME AND PRINCIPAL POSITION       YEAR      ($)       ($)        ($)(1)      (# OF SHARES)         ($)
   ---------------------------      ------   -------   -------   ------------   -------------   ---------------
William A. Foley                     1998    350,014        --     206,970         33,090            6,874
Chairman of the Board, President     1997    300,014   117,561      39,159             --            5,556
and Chief Executive Officer          1996    300,014    84,450      90,002         18,000           10,231
Ware H. Grove(3)                     1998    220,193        --      83,972             --            8,099
Vice President, Chief                1997    185,000    58,009      19,307             --           12,893
Financial Officer                    1996    106,731    37,015      73,975         33,000            3,207
Charles J. McGonigle(4)              1998    107,077    25,000      74,635          8,500            4,157
Vice President, Operations
Wayne W. Murawski(5)                 1998    125,001        --      49,974             --            4,344
Vice President,                      1997    116,058    25,858       8,620             --            4,440
Chief Information Officer            1996    104,039     8,456      28,950         18,000            4,005
Kenneth S. Sekley(6)                 1998    205,387        --      79,968             --           39,363
Vice President, Marketing            1997     11,538    66,000      18,758         16,000            1,182
C. Thomas Smith(7)                   1998     85,847        --          --             --            1,408
Vice President, Operations           1997    143,923    40,830      13,590             --            3,235
                                     1996    132,954    15,096      41,876         18,000            6,628

---------------

(1) In 1998 Messrs. Foley, Grove, McGonigle, Murawski and Sekley were granted an award of 4,651, 1,887, 1,391, 1,123 and 1,797 Restricted Shares,
    respectively, which on the date of grant had a market value of $103,485, $41,986, $31,993, $24,987 and $39,984, respectively. These Restricted Shares are subject to forfeiture if Company performance goals are not met for fiscal years 1998 and 1999. Dividends on the Restricted Shares are payable in additional Restricted Shares also subject to forfeiture. Also in 1998 Messrs. Foley, Grove, McGonigle, Murawski and Sekley were granted an award of 4,651, 1,887, 1,391, 1,123 and 1,797 Restricted Shares, respectively, which on the date of grant had a market value of $103,485, $41,986, $31,993, $24,987 and $39,984, respectively. These Restricted Shares are subject to forfeiture if Company performance goals are not met for fiscal years 1998, 1999 and 2000. Dividends on the Restricted Shares are payable in additional Restricted Shares also subject to forfeiture. Also in 1998, Mr. McGonigle was granted an award of 463 Restricted Shares which on the date of grant had a market value of $10,649. These Restricted Shares were subject to forfeiture if Company performance goals were not met for fiscal years 1996, 1997 and 1998. Dividends on the Restricted Shares were payable in additional Restricted Shares also subject to forfeiture. Based upon Company performance for fiscal years 1996, 1997 and 1998, 80% of these Restricted Shares vested and 20% were forfeited. In 1997 Mr. Sekley was granted an award of 915 Restricted Shares, which on the date of grant had a market value of $18,758. Based upon Company performance for fiscal years 1996, 1997 and 1998, 80% of these Restricted Shares vested and 20% were forfeited. In 1996 Messrs. Foley, Grove, Murawski and Smith were granted an award of 6,207, 2,551, 1,379 and 1,848 Restricted Shares, respectively, which on the date of grant had a market value of $90,002, $36,990, $19,996 and $26,796, respectively. Based on the Company's performance for fiscal years 1996, 1997 and 1998, 80% of these Restricted Shares vested and 20% were forfeited, with the exception of Mr. Smith, who forfeited 100% of his shares on April 14, 1998. In 1998, Messrs. Foley, Grove, Murawski and Smith received 1,726, 851, 380 and 599 common shares, respectively, which on the date of grant had a market value of $39,159, $19,307, $8,620 and $13,590, respectively, representing a portion of their bonus payable for 1997; and, in 1997, Messrs. Grove, Murawski and Smith received 2,276, 551 and 928 common shares, respectively, which on the date of grant had a market value of $36,985, $8,954 and $15,080, respectively, representing a portion of their bonus payable for 1996. These common shares are not forfeitable, but were restricted from transfer until February 27, 1999 (except for Mr. Foley, whose common shares were restricted from transfer until August 27, 1998) for those common shares granted as a bonus payable for 1997 and until March 10, 1998 for those common shares granted as a bonus payable for 1996 (except to satisfy tax withholding obligations). Dividends on these common shares are paid in cash.

(2) Reflects (i) the Company's contributions to the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust and (ii) reimbursement for medical expenses pursuant to an insurance program, except for Kenneth S. Sekley, for whom the figure includes a relocation allowance for fiscal years 1997 and 1998, and Charles J. McGonigle, for whom the figure includes a relocation allowance for fiscal year 1998.

(3) Mr. Grove joined the Company as an executive officer June 3, 1996, and the salary for fiscal year 1996 reflects the period June 3 through December 31.

(4) Mr. McGonigle joined the Company as an executive officer April 28, 1998, and the salary for fiscal year 1998 reflects the period April 28 through December 31.

(5) Mr. Murawski was named an executive officer May 13, 1998.

(6) Mr. Sekley joined the Company as an executive officer December 9, 1997 and the salary for fiscal year 1997 reflects the period December 9 through December 31.

(7) Mr. Smith left the Company April 14, 1998, and the salary for fiscal year 1998 includes salary continuation benefits pursuant to a written agreement between Mr. Smith and the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains the stock options granted during the year ended December 31, 1998, to the Named Executive Officers.

                                                                                          POTENTIAL REALIZABLE VALUE AT
                                                                                             ASSUMED ANNUAL RATES OF
                                                                                          STOCK PRICE APPRECIATION FOR
                                   INDIVIDUAL GRANTS                                             OPTION TERM(1)
---------------------------------------------------------------------------------------   -----------------------------
                                             % OF TOTAL OPTIONS
                                                 GRANTED TO       EXERCISE
                                   OPTIONS       EMPLOYEES         PRICE     EXPIRATION
              NAME                 GRANTED     IN FISCAL YEAR      ($/SH)       DATE       0%($)     5%($)      10%($)
              ----                 -------   ------------------   --------   ----------   -------   --------   --------
William A. Foley(2)..............  19,042           15.3           22.00      6/30/04        -0-    124,600    278,000
                                    5,130            4.1           22.00      6/30/05        -0-     33,600     74,900
                                    8,918            7.2           22.00      4/01/06        -0-     58,300    130,200
Ware H. Grove....................       0
Charles J. McGonigle(3)..........   4,000            3.2           23.00      4/28/08        -0-     57,900    146,600
                                    4,500            3.6           14.50      4/28/08     38,300    103,300    203,200
Wayne W. Murawski................       0
Kenneth S. Sekley................       0
C. Thomas Smith..................       0

---------------

(1) Amounts have been calculated using the exercise price per share at assumed compound annual rates of stock appreciation from the date of grant to the date of expiration of 0%, 5% and 10%, respectively.

(2) The options were granted March 5, 1998 as restoration options under the 1992 Stock Incentive Plan and became exercisable on September 5, 1998. (See the section on restoration options in the Report of the Compensation and Governance Committee at page 11.)

(3) The options were granted April 28, 1998 and became fully exercisable on December 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

     The following table contains information for each Named Executive Officer with regard to the aggregate stock options exercised during the year ended December 31, 1998, and the stock options held as of December 31, 1998.

                                                                                             VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                 SHARES                     OPTIONS AT FISCAL YEAR-END       FISCAL YEAR-END($)(1)
                                ACQUIRED         VALUE      ---------------------------   ---------------------------
           NAME              ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              --------------   -----------   -----------   -------------   -----------   -------------
William A. Foley...........      50,058         569,508       279,621           0           667,046           0
Ware H. Grove..............           0               0        33,000           0                 0           0
Charles J. McGonigle.......           0               0         8,500           0                 0           0
Wayne W. Murawski..........       6,000          48,750        18,000           0                 0           0
Kenneth S. Sekley..........           0               0        16,000           0                 0           0
C. Thomas Smith............      18,000         135,405             0           0                 0           0

---------------

(1) Market value of underlying securities at December 31, 1998, of $12.875 minus the exercise price.

HOW ARE DIRECTORS COMPENSATED?

     The Company pays each non-employee director a retainer of $16,000 per year, $1,000 per Board meeting attended, and $1,000 per committee meeting attended, with the exception of committee chairmen, who are paid $1,250 per committee meeting they chair. The compensation for Directors Emeritus is an annual retainer of $8,000 and $500 per Board meeting attended.

     Non-employee directors are permitted to defer all or a portion of their fees under the Company's Directors' Deferred Compensation Plan. The plan is unfunded and participants' contributions are converted to units, the value of which fluctuates according to the market value of the common shares. Under the Directors' Stock Option Plan, each non-employee director (other than William B. Nicol who is a Director Emeritus) received, for his service in 1997, an option to purchase 1,000 common shares for $23 per common share (the fair market value of a common share on February 24, 1998, the date the option was granted), first exercisable on December 31, 1998 and to expire on February 24, 2008.

              REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE

     The Compensation and Governance Committee of the Board of Directors (the "Compensation Committee") was responsible for determining compensation paid to the Company's executive officers during 1998. The Compensation Committee's members are Drexel Bunch, Chairman, David H. Clark, J. Martin Erbaugh, Michael
J. FitzGibbon and Lee C. Howley. This report describes the Compensation Committee's executive compensation philosophy and the policies and actions of the Compensation Committee with respect to fiscal year 1998 in considering compensation for the executive officers of the Company, including the Named Executive Officers.

WHAT IS THE COMPANY'S PHILOSOPHY OF EXECUTIVE OFFICER COMPENSATION?

     The basic philosophy of the Compensation Committee is to provide compensation to the executive officers in a manner that:

     - relates total compensation appropriately to corporate performance and the individual performance of each executive officer,

     - motivates the executive officers to achieve increased shareholder value,

     - aligns the interests of the executive officers with the long-term interests of the Company's shareholders, and

     - provides compensation to the executive officers at a level consistent with compensation available to executives with similar responsibilities at companies of similar size in order to continue to attract and retain key executives.

     To implement this philosophy, executive compensation programs at the Company are designed to:

     - provide annual incentive opportunities that relate the competitive level of total cash compensation directly to the annual performance of the Company,

     - provide long-term incentives with grant values targeted at median competitive levels which allow total overall compensation for the Company's executives to outperform the market if the shareholders outperform the market, and

     - place more emphasis on long-term and stock-based compensation at higher levels in the Company.

     The comparison group used for competitive compensation purposes includes some of the companies in the Peer Group from the performance graph on page 13, other competitors and other companies similar in size to the Company.

WHAT ARE THE COMPONENTS OF EXECUTIVE COMPENSATION?

ANNUAL COMPENSATION Total annual compensation consists of base salary and annual incentives.

BASE SALARY Base salaries are set in accordance with the Compensation Committee members' collective experience and perception of the compensation paid to executives with similar responsibilities in companies of similar size. Data from management compensation reports, outside consultants and public disclosure is used to make these judgments. Adjustments are made for individual performance, levels of experience and the level of responsibility undertaken.

ANNUAL INCENTIVES The annual incentive plan provides an opportunity for the Company's eligible executives to earn an annual payment based on financial and individual performance.

     - TARGET INCENTIVES A target incentive stated as a percent of salary is approved for each eligible executive. Targets vary between 50% for the CEO and 10% for the lowest-level eligible executive. Incentive amounts may vary between a threshold of 25% and a maximum of 200% of target based on performance.

     - FINANCIAL MEASURES Early each year, the Compensation Committee establishes a performance range for each of the financial measures at which threshold, target and maximum incentives will be paid. The financial measures for 1998 were earnings per share growth and sales growth.

     - INDIVIDUAL MEASURES In addition, each of the executive officers had individual performance measures as determined by the CEO. In the case of the CEO, the Compensation Committee determines the individual performance measures. Performance against these objectives provides the opportunity to earn an additional 20% of target incentive.

     - STOCK PAYOUT The annual incentive plan provides that the Compensation Committee may designate that up to one-half of an incentive award be paid in shares of the Company's stock. The stock portion of the award can be used to exercise outstanding stock options with the provision that any shares gained from the exercise of the options be held for at least one year.

For 1998, earnings growth and sales growth resulted in the calculation of incentive amounts below threshold, therefore no annual incentive was paid.

LONG-TERM COMPENSATION The 1992 Stock Incentive Plan that was approved by shareholders in May 1992 and amended and restated in May 1998 authorizes the use of the Company's stock in equity-based awards that include stock options, restricted shares, share appreciation rights, limited share appreciation rights and performance units. This plan is designed to create long-term incentives that align the interests of the Company's shareholders and its management. Key managers and executives who are responsible for the Company's long-term growth are eligible for awards under the Plan.

     The Compensation Committee has approved two types of awards.

STOCK OPTIONS Stock Options allow the participant to purchase shares of the Company's stock for ten years at a price equal to 100% of the fair market value on the date they were granted. Since the executive's gain is solely related to the increase in stock price, options are a direct incentive to increase shareholder value.

     - ELIGIBLE PARTICIPANTS Mid-level managers and senior level executives are eligible for awards under this program. Presently, about 100 of the Company's managers and executives participate in the stock option program.

     - NORMAL AWARD FREQUENCY FOR NONEXECUTIVE OFFICERS The Compensation Committee typically grants option awards annually based on competitive grant guidelines.

     - EXECUTIVE OFFICER AWARDS The executive officer group received a front-loaded stock option grant in 1996 equal to three years of normal competitive grants. In exchange for this, no annual grants were made to this group in 1997 or 1998. The exercise price of these grants was 100% of fair market value on the date of grant, and the options became exercisable in one-third increments on December 31 of 1996, 1997 and 1998.

     - RESTORATION OPTIONS To encourage the Company's executives to convert stock options into owned shares, each option includes the right to receive a restoration option at exercise. Restoration options have an exercise price equal to 100% of the market price of the Company's stock when they are granted, and expire on the same date as the original option that was exercised and become exercisable six months after grant. Restoration options are only granted when the stock price is at least 20% higher than the exercise price of the original option, and when currently owned shares are used to pay for the exercise cost and tax withholding related to the option exercise.

RESTRICTED SHARES The Compensation Committee also awarded restricted shares to the executive officers in 1998.

     - PERFORMANCE CYCLE Restricted shares were granted in 1998 for the 1998-1999 Performance Plan and for the 1998-2000 Performance Plan. Restricted shares were granted in 1996 for the 1996-1998 Performance Plan.

     - PERFORMANCE MEASURE Cumulative earnings per share targets were set at the beginning of each cycle for threshold, target and maximum performance at levels believed by the Committee to represent a significant stretch relative to industry peers.

     - SHARES EARNED On December 31, 1998, 80% of the restricted shares issued in connection with the 1996-1998 Performance Plan vested. The remaining 20% of these restricted shares were not earned. With respect to the restricted shares issued in connection with the 1998-1999 and 1998-2000 Performance Plans, 100% of the shares granted would be earned for target performance, 50% of the shares granted would be earned for threshold performance, and 150% of the shares granted for maximum performance. Performance between designated levels will result in interpolated payouts.

HOW IS THE COMPANY'S CHIEF EXECUTIVE OFFICER COMPENSATED?

     The compensation of the Chief Executive Officer is based on the programs and principles of corporate and individual performance described above. William
A. Foley served as the Company's Chairman of the Board, President and Chief Executive Officer for all of 1998. Compensation decisions regarding him are subject to employment agreements which were entered into in July 1993 and 1998.

PERFORMANCE EVALUATION The Compensation Committee conducts a formal evaluation of Mr. Foley's performance each year. This process involves the entire board, and examines the following areas: strategic planning, financial results, succession planning, external communications, board relations and leadership/human resources.

BASE SALARY Mr. Foley's base salary for fiscal year 1998 was $350,014. In consideration of Mr. Foley's performance during 1998 and the competitive analysis reviewed by the Compensation Committee, Mr. Foley's annualized base salary was increased to $425,000, effective July 1, 1998, however, Mr. Foley elected to defer the increase to January 1, 1999. This placed him slightly below median when compared to the executive compensation comparison group.

ANNUAL INCENTIVE Mr. Foley did not receive an annual incentive for 1998.

LONG-TERM INCENTIVE

     - During 1998, Mr. Foley was awarded 4,651 restricted shares, which are subject to forfeiture if growth objectives for 1998 and 1999 are not met and 4,651 restricted shares, which are subject to forfeiture if growth objectives for 1998, 1999 and 2000 are not met.

     - During 1996, Mr. Foley was awarded 6,207 restricted shares, which were subject to forfeiture if growth objectives for 1996, 1997 and 1998 were not met. Based on the Company's performance for 1996, 1997 and 1998, Mr. Foley received 4,966 of these restricted shares (80% vested and 20% were not earned).

HOW IS THE COMPENSATION COMMITTEE ADDRESSING INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION?

     The Compensation Committee regularly reviews the Company's compensation plan in connection with Section 162(m) of the Internal Revenue Code, as amended. Generally, the executive compensation programs are designed to comply with these regulations. The $1 million limitation did not impact the deductibility of any compensation paid to the Company's executive officers in 1998. The amendments to the 1992 Stock Incentive Plan which the shareholders approved in 1998 were intended to ensure that grants under that plan will be "performance-based" as defined in the regulations and that compensation from those grants will be deductible.

     The Committee may approve compensation that does not comply with these regulations if compliance would not be in the best interests of the Company or the shareholders or consistent with the executive compensation philosophy.

                                          The Compensation Committee
                                                 Drexel Bunch, Chairman
                                              David H. Clark
                                              J. Martin Erbaugh
                                              Michael J. FitzGibbon
                                              Lee C. Howley

                             PERFORMANCE COMPARISON

     The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1993 in each of (i) the Company's common shares, (ii) the NASDAQ Industrial Index, (iii) the Russell 2000 Index; and (iv) two funds investing proportionately, based on respective market capitalization, in the common stocks of the group of companies which the Company has identified as its initial peer group and a new 1999 peer group solely for this purpose.

                                                                          INITIAL PEER                              1999 PEER
                                      LESCO              NASDAQ               GROUP           RUSSELL 2000            GROUP
                                      -----              ------           ------------        ------------          ---------
'1993'                               100.00              100.00              100.00              100.00              100.00
'1994'                                80.25               96.80              126.34               96.82              134.17
'1995'                                95.60              124.19              141.31              122.19              165.84
'1996'                               106.42              142.85              145.23              140.23              176.37
'1997'                               135.75              157.19              184.30              169.01              187.25
'1998'                                86.01              167.90              181.64              163.18              157.80

     The Company is engaged in the manufacture and marketing of an extensive line of golf course and lawn care products. These products include fertilizers, turf protection products, grass seed, turf care equipment, replacement parts and golf course accessories. In reviewing published industry and line of business indexes, the Company has not identified an index which portrays the Company's line of business. The Company competes with national suppliers that market strictly fertilizers, turf protection products or equipment directly to the end users. The Company also competes with numerous privately held regional and local suppliers which offer a more diverse line of turf care products than do the national suppliers. The Company believes it is the only national, publicly held company that supplies a full range of products to the turf industry and sells directly to the end user.

     The Company has elected to change its peer group comparison for 1999. This decision was made due to the acquisition of General Host during 1998 and the decline in market capitalization of Verdant Brands, Inc. (formerly known as Ringer Corporation). The market capitalization of Verdant is less than two percent of the total peer group market capitalization and therefore its contribution is insignificant to the overall peer group results. The 1999 peer group consists of two of the initial peer group companies, Toro and Scotts, along with Terra Industries and Central Garden & Pet Company.

     In addition, the Company has elected to change its published market index from the NASDAQ Industrial Index to the Russell 2000 Index, as the Company believes that the Russell 2000 Index is more indicative of companies with a market capitalization similar to that of the Company.

     Therefore, for purposes of preparing the above graph, LESCO is presenting the initial peer group along with the 1999 peer group and the Russell 2000 Index along with the NASDAQ Industrial Index. A description of the peer group companies is as follows:

     INITIAL PEER GROUP:

        - General Host -- Operates a chain of specialty retail stores devoted to the sale of lawn and garden products, crafts and Christmas merchandise.

        - Ringer Corporation -- Develops and sells environmentally compatible lawn, garden and turf products.

        - The Scotts Company -- Manufactures and markets consumer do-it-yourself lawn care and professional golf course turf care products.

        - Toro Company -- Manufactures lawn maintenance equipment.

     1999 PEER GROUP:

        - Central Garden & Pet Company -- Supplier of consumer lawn and garden and pet supply products and a manufacturer of proprietary products.

        - Terra Industries Inc. -- Marketer and producer of nitrogen fertilizer, crop protection products, seed and services for agricultural, turf, ornamental and other growers.

        - The Scotts Company -- Manufactures and markets consumer do-it-yourself lawn care and professional golf course turf care products.

        - Toro Company -- Manufactures lawn maintenance equipment.

     The above lists represent publicly held companies that manufacture or market turf care-related products. The Company intends to add to its peer group list as additional publicly held companies are identified.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains certain information with respect to the beneficial ownership of the Company's common shares as of March 23, 1999 (unless otherwise indicated) by each of the directors (including nominees to be elected as Directors), each of the Named Executive Officers, the directors and executive officers as a group, and each person known to the Company to be the beneficial owner of five percent or more of the outstanding common shares.

                                                          SHARES BENEFICIALLY OWNED(1)
                                                          -----------------------------
                       BENEFICIAL                             NUMBER         PERCENT
                       ----------                         --------------   ------------
Ronald Best(3)..........................................        1,000              *
Drexel Bunch(3).........................................        1,600              *
Robert F. Burkhardt(2)(3)(4)............................      538,686            6.4
Paul H. Carleton(3).....................................        2,000              *
David H. Clark(3).......................................       11,750              *
Edward F. Crawford......................................            0              *
J. Martin Erbaugh(3)(5).................................       26,384              *
Stanley M. Fisher(3)(6).................................       23,750              *
Michael J. FitzGibbon(3)(7).............................       20,087              *
William A. Foley(2)(3)(8)...............................      354,300            4.1
Michael E. Gibbons......................................            0              *
Ware H. Grove(2)(3).....................................       53,825              *
F. Leon Herron, Jr.(3)(9)...............................        3,700              *
Lee C. Howley(3)(10)....................................       14,500              *
Charles J. McGonigle(2)(3)..............................       30,359              *
Wayne W. Murawski(2)(3).................................       35,557              *
William B. Nicol........................................        1,000              *
Kenneth S. Sekley(2)(3).................................       29,648              *
C. Thomas Smith.........................................            0              *
Robert B. Stein, Jr.....................................            0              *
David L. Swift..........................................            0              *
All directors, nominees and executive officers as a
  group (21 persons)....................................    1,148,146           13.0
Naomi C. FitzGibbon(11).................................      751,651            9.0
  1285 Gulfshore Blvd., North 6-D
  Naples, Florida 34102
Christopher Harwood Bernard Mills(12)...................      722,300            8.6
  JO Hambro Capital Management
  JO Hambro Capital Management Holdings
  10 Park Place
  London SW1A 1LP England
Kalmar Investments Inc.(13).............................      445,975            5.3
  3701 Kennett Pike
  Greenville, Delaware 19807
Dimensional Fund Advisors Inc.(14)......................      465,475            5.6
  1299 Ocean Avenue
  11th Floor
  Santa Monica, California 90401
Wellington Management Company, LLP(15)..................      554,600            6.6
  75 State Street
  Boston, Massachusetts 02109

---------------

* Less than one percent

 (1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the information contained in the footnotes below.

 (2) Includes shares held by the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust which are beneficially owned by the named persons as follows: Mr. Burkhardt, 155,056 shares; Mr. Foley, 2,717 shares; Mr. Grove, 1,249 shares; Mr. McGonigle, 414 shares; Mr. Murawski, 231 shares; and Mr. Sekley, 468 shares. Persons who beneficially own shares held by the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust have sole voting power with respect to such shares.

 (3) The following hold exercisable options to purchase the shares as indicated:
     Mr. Best, 1,000 shares; Mr. Bunch, 1,000 shares; Mr. Burkhardt, 58,000 shares; Mr. Carleton, 1,000 shares; Mr. Clark, 1,000 shares; Mr. Erbaugh, 1,000 shares; Mr. Fisher, 1,000 shares; Mr. FitzGibbon, 1,000 shares; Mr. Foley, 279,621 shares; Mr. Grove, 39,000 shares; Mr. Herron, Jr., 1,000 shares; Mr. Howley, 1,000 shares; Mr. McGonigle, 14,500 shares; Mr. Murawski, 29,000 shares; and Mr. Sekley, 22,000 shares.

 (4) Includes 68,885 shares owned by Mr. Burkhardt's wife; 13,700 shares owned by the Robert and Virginia Burkhardt Charitable Foundation; 115,100 shares owned by the Burkhardt Family Limited Partnership (Mr. Burkhardt disclaims beneficial ownership with respect to 110,496 of these shares); and 6,140 shares owned by Mr. Burkhardt's wife as custodian for minor grandchildren.

 (5) Includes 1,800 shares owned by Mr. Erbaugh's wife and 4,684 shares owned by his minor children.

 (6) Includes 400 shares held by Stanley M. Fisher, Trustee, and 200 shares owned by Mr. Fisher's wife.

 (7) Excludes 98,195 shares owned by Lakeshore Partners, of which Mr. FitzGibbon has a 32% limited partnership interest and Naomi C. FitzGibbon, Mr. FitzGibbon's mother, is the sole shareholder of J & N Corporation, the General Partner.

 (8) Includes 3,790 shares owned by Mr. Foley's minor children.

 (9) Includes 200 shares owned by Mr. Herron's wife.

(10) Includes 13,500 shares owned by the Howley Family Partnership.

(11) Includes 98,195 shares owned by Lakeshore Partners, of which Mrs. FitzGibbon is the sole shareholder of J & N Corporation, the General Partner (Mrs. FitzGibbon disclaims beneficial ownership with respect to 94,267 of these shares); 112,961 shares owned by the Naomi C. FitzGibbon Charitable Remainder Unitrust, of which Mrs. FitzGibbon is sole trustee; 17,000 shares owned by the Naomi C. FitzGibbon Charitable Remainder Unitrust II, of which Mrs. FitzGibbon is the sole trustee; 9,680 shares held by the FitzGibbon Family Foundation (of which Mrs. FitzGibbon disclaims beneficial ownership), of which Mrs. FitzGibbon is sole trustee; and 13,050 shares owned by the James I. FitzGibbon Trust, of which Stanley
     M. Fisher is Trustee.

(12) These entities have shared voting power and shared dispositive power, based on information set forth on a Schedule 13G dated February 16, 1999.

(13) Based on information set forth on a Schedule 13G dated January 8, 1999.

(14) In its role as investment manager and investment advisor to certain investment portfolios, Dimensional Fund Advisors Inc. possesses both voting and investment power over the shares. All shares, however, are owned by these portfolios; and Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares.

(15) Wellington Management Company, LLP does not have sole voting power over any of these shares. It has shared voting power with respect to 365,500 shares and shared dispositive power with respect to 554,600 shares. Wellington Management Company serves as an investment advisor and all of these shares are owned by its clients.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on the Company's review of Forms 3, 4 and 5 filed by or on behalf of the Company's directors, executive officers and principal shareholders and certain written representations from those persons, which have been submitted to the Company for the 1998 fiscal year, according to Section 16(a) of the Securities Exchange Act of 1934, as amended, it appears that a Form 4 for each of Robert F. Burkhardt, William A. Foley, Ware H. Grove, Wayne W. Murawski and Kenneth S. Sekley to report a 401(k) Plan transaction was filed late because of a clerical error, that a Form 4 for Lee C. Howley reporting the purchase of 1,000 shares by the Howley Family Partnership was filed late and that a Form 4 for Wayne W. Murawski was filed late, because he was a new reporting person and he did not realize Dividend Reinvestment Plan transactions are reported. In addition, a Form 5 for Michael J. FitzGibbon was filed to reflect a name change and to correct a share amount.

                              CERTAIN TRANSACTIONS

     Arter & Hadden, a law firm where Stanley M. Fisher is Of Counsel, performed legal services for the Company during 1998. Mr. Fisher was a director of the Company during 1998.

                              INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP served as the independent auditors for the Company for the fiscal year ended December 31, 1998, and the Company has selected Ernst & Young LLP to serve for the year ending December 31, 1999. A representative of Ernst & Young LLP is expected to be present at the annual meeting of shareholders. This representative will be given an opportunity to make a statement at the meeting and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The management of the Company knows of no business that will be presented for consideration at the meeting other than the items referred to above. If any other matter comes before the meeting or any adjournment of the meeting, the persons named in the accompanying Proxy form will vote in their discretion.

                                  LESCO, INC.
                                  /s/ Patricia W. Pribisko

                                  Patricia W. Pribisko,
                                  Vice President, General Counsel
                                  And Corporate Secretary
                                  DATED: April 15, 1999

            [MAP WITH DIRECTIONS TO SHAREHOLDER MEETNG AT THE FORUM]


                               [THE FORUM LOGO]

                             (RECYCLED PAPER LOGO)

                                  DETACH CARD
--------------------------------------------------------------------------------

LESCO, INC.                            PROXY SOLICITED ON BEHALF OF THE BOARD OF
                                       DIRECTORS FOR ANNUAL MEETING MAY 19, 1999

    The undersigned appoints William A. Foley and Patricia W. Pribisko as Proxies, each with full power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below, all the common shares of LESCO, Inc. held of record by the undersigned on April 9, 1999, at the Annual Meeting of shareholders to be held on May 19, 1999, or any adjournment thereof.

1. ELECTION OF DIRECTORS.

      FOR all nominees listed below                     WITHHOLD AUTHORITY
[ ]   (except as marked to the contrary below)    [ ]   to vote for all nominees listed below

 Ronald Best, Drexel Bunch, Robert F. Burkhardt, Edward F. Crawford, J. Martin
  Erbaugh, Michael J. FitzGibbon, William A. Foley, Michael E. Gibbons, Lee C.
                Howley, Robert B. Stein, Jr. and David L. Swift

 (Instructions: To withhold authority for any individual nominee(s), write the name of such nominee(s) in the space provided below.)

--------------------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote on all other business that properly comes before the meeting.

                  (Continued and to be signed on reverse side)

                                  DETACH CARD
--------------------------------------------------------------------------------

                          (Continued from other side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in item 1 above and in the discretion of the Proxies on all other business that properly comes before the meeting, as stated in item 2 above. If voting for directors is cumulative, the Proxies may cumulate or distribute votes in such fashion as they believe will maximize the number of persons elected from among nominees for whom authority is granted.

Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.

                                                              Dated

          ---------------------------------------------------------------------,
                                                               1999

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                    Signature if held jointly

                                                  PLEASE MARK, SIGN, DATE AND
                                                  RETURN THE PROXY CARD PROMPTLY
                                                  USING THE ENCLOSED ENVELOPE.